Exhibit 99

Acadia Healthcare Reports 33.3% Growth in First Quarter Adjusted EPS to $0.28 on 24.9% Increase in Revenue

Affirms 2014 Adjusted Earnings Guidance in Range of $1.26 to $1.29 per Diluted Share

FRANKLIN, Tenn.--(BUSINESS WIRE)--April 29, 2014--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the first quarter ended March 31, 2014. Revenue increased 24.9% for the quarter to $201.4 million from $161.2 million for the first quarter of 2013. Income from continuing operations was $13.0 million, or $0.26 per diluted share, for the first quarter of 2014 compared with $4.1 million, or $0.08 per diluted share, for the first quarter of 2013. Adjusted income from continuing operations rose 32.5% to $14.0 million for the first quarter of 2014 from $10.6 million for the first quarter of 2013, while adjusted income from continuing operations per diluted share increased 33.3% to $0.28 from $0.21 for the comparable prior-year quarter. The adjusted results exclude transaction-related expenses of $1.6 million and $1.5 million for the first quarter of 2014 and 2013, respectively, and debt extinguishment costs of $9.4 million for the first quarter of 2013. A reconciliation of all GAAP and non-GAAP financial results in this release is on pages 7 and 8.

“Acadia produced strong operating and financial results for the first quarter of 2014 compared with the first quarter last year,” remarked Joey Jacobs, Chairman and Chief Executive Officer of Acadia. “Our revenue growth primarily reflected the addition of 784 licensed beds to the Company’s operations in the 12 months ended March 31, 2014. Nearly 500 of these beds came to Acadia through the acquisition of six inpatient facilities during this 12-month period, including the acquisition of a 68-bed acute inpatient psychiatric facility in Riverside, California, in January 2014. The remainder of the bed additions reflected organic bed expansion primarily at existing facilities, including 122 beds added in the first quarter of 2014, as well as through the opening of two de novo facilities.

“The Company’s same facility revenue increased 9.9% for the first quarter of 2014 compared with the same quarter in 2013, largely due to the new beds added to the same facility base, complemented by our initiatives to generate additional revenues in each facility. Contributing to same facility revenue growth, our patient days increased 7.4% for the first quarter and revenue per patient day increased 2.3%. Our strong same facility revenue growth produced significant operating leverage for the quarter, which, combined with increased operating efficiencies, drove a 290 basis point expansion in our same facility EBITDA margin to 26.0% for the first quarter this year from 23.1% for the first quarter last year. Our adjusted consolidated EBITDA increased 28.6% for the first quarter of 2014 to $39.3 million, or 19.5% of revenue, from $30.5 million, or 18.9% of revenue, for the first quarter of 2013.

“We remain well positioned to finance our 2014 growth strategies. At the end of the first quarter, our availability under our revolving credit facility was approximately $206 million, and our ratio of total net debt to trailing 12 months adjusted EBITDA was 4.2. We also expect to continue to generate significant net cash from continuing operations for 2014, and our net cash flow from continuing operations for the first quarter was $7.3 million.”

Acadia today affirmed its guidance for 2014 adjusted earnings per diluted share in a range of $1.26 to $1.29. The Company’s guidance does not include the impact of any future acquisitions or transaction-related expenses.

Acadia will hold a conference call to discuss its first quarter financial results at 9:00 a.m. Eastern Time on Wednesday, April 30, 2014. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through May 13, 2014.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions and successfully integrate the operations of the acquired facilities; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from the government and third-party payors; (iv) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (v) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share amounts)

Revenue before provision for doubtful accounts	$206,119	$165,705
Provision for doubtful accounts	(4,701)	(4,492)
Revenue	201,418	161,213

Salaries, wages and benefits (including equity-based compensation expense of $1,764 and $601, respectively)	117,575	94,351
Professional fees	10,382	9,014
Supplies	10,064	8,598
Rents and leases	2,769	2,327
Other operating expenses	23,110	16,983
Depreciation and amortization	5,436	3,622
Interest expense, net	9,707	8,762
Debt extinguishment costs	-	9,350
Transaction-related expenses	1,579	1,474
Total expenses	180,622	154,481
Income from continuing operations before income taxes	20,796	6,732
Provision for income taxes	7,775	2,678
Income from continuing operations	13,021	4,054
Income (loss) from discontinued operations, net of income taxes	37	(316)
Net income	$13,058	$3,738

Basic earnings per share:
Income from continuing operations	$0.26	$0.08
Income (loss) from discontinued operations	-	(0.01)
Net income	$0.26	$0.07

Diluted earnings per share:
Income from continuing operations	$0.26	$0.08
Income (loss) from discontinued operations	-	(0.01)
Net income	$0.26	$0.07

Weighted-average shares outstanding:
Basic	50,120	49,911
Diluted	50,486	50,250

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2014	2013
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$7,243	$4,569
Accounts receivable, net of allowance for doubtful accounts of $17,689 and $18,345, respectively	104,585	95,885
Deferred tax assets	17,029	15,703
Other current assets	28,180	28,969
Total current assets	157,037	145,126
Property and equipment, net	403,366	370,109
Goodwill	665,421	661,549
Intangible assets, net	20,730	20,568
Deferred tax assets - noncurrent	4,325	-
Other assets	32,066	27,307
Total assets	$1,282,945	$1,224,659

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,570	$15,195
Accounts payable	28,405	36,026
Accrued salaries and benefits	32,257	37,721
Other accrued liabilities	27,673	25,748
Total current liabilities	97,905	114,690
Long-term debt	653,626	601,941
Deferred tax liabilities - noncurrent	15,399	7,971
Other liabilities	19,865	19,347
Total liabilities	786,795	743,949
Equity:
Common stock	502	501
Additional paid-in capital	464,188	461,807
Retained earnings	31,460	18,402
Total equity	496,150	480,710
Total liabilities and equity	$1,282,945	$1,224,659

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands)

Operating activities:
Net income	$13,058	$3,738
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	5,436	3,622
Amortization of debt issuance costs	644	540
Equity-based compensation expense	1,764	601
Deferred income tax expense	2,231	2,455
(Income) loss from discontinued operations, net of taxes	(37)	316
Debt extinguishment costs	-	9,350
Other	13	15
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(8,694)	(9,522)
Other current assets	952	(1,072)
Other assets	(1,576)	(850)
Accounts payable and other accrued liabilities	(1,839)	(997)
Accrued salaries and benefits	(5,407)	(6,717)
Other liabilities	770	(271)
Net cash provided by continuing operating activities	7,315	1,208
Net cash provided by (used in) discontinued operating activities	31	(267)
Net cash provided by operating activities	7,346	941

Investing activities:
Cash paid for acquisitions, net of cash acquired	(10,000)	(22,375)
Cash paid for capital expenditures	(21,649)	(12,764)
Cash paid for real estate acquisitions	(16,097)	-
Other	(178)	(133)
Net cash used in investing activities	(47,924)	(35,272)

Financing activities:
Borrowings on long-term debt	7,500	150,000
Borrowings on revolving credit facility	40,500	-
Principal payments on long-term debt	(1,875)	(1,875)
Repayment of long-term debt	-	(52,500)
Payment of debt issuance costs	(3,491)	(4,153)
Payment of premium on note redemption	-	(6,759)
Common stock withheld for minimum statutory taxes, net	(2,112)	(641)
Excess tax benefit from equity awards	2,730	635
Net cash provided by financing activities	43,252	84,707

Net increase in cash and cash equivalents	2,674	50,376
Cash and cash equivalents at beginning of the period	4,569	49,399
Cash and cash equivalents at end of the period	$7,243	$99,775

Effect of acquisitions:
Assets acquired, excluding cash	$10,500	$43,330
Liabilities assumed	-	(9,271)
Prior year deposits paid for acquisitions	(500)	(11,684)
Cash paid for acquisitions, net of cash acquired	$10,000	$22,375

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited)
(Revenue in thousands)

	Three Months Ended March 31,
	2014	2013	% Change
Same Facility Results
Revenue	$176,411	$160,554	9.9%
Patient Days	264,622	246,276	7.4%
Admissions	14,096	12,869	9.5%
Average Length of Stay (a)	18.8	19.1	-1.9%

Revenue per Patient Day	$667	$652	2.3%
EBITDA margin	26.0%	23.1%	290 bps

Total Facility Results
Revenue	$200,564	$160,554	24.9%
Patient Days	297,057	246,276	20.6%
Admissions	17,918	12,869	39.2%
Average Length of Stay (a)	16.6	19.1	-13.4%

Revenue per Patient Day	$675	$652	3.6%
EBITDA margin	23.7%	23.1%	60 bps

(a) Average length of stay is defined as patient days divided by admissions.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)

Net income	$13,058	$3,738
(Income) loss from discontinued operations	(37)	316
Provision for income taxes	7,775	2,678
Interest expense, net	9,707	8,762
Depreciation and amortization	5,436	3,622
EBITDA	35,939	19,116

Adjustments:
Equity-based compensation expense (a)	1,764	601
Debt extinguishment costs (b)	-	9,350
Transaction-related expenses (c)	1,579	1,474
Adjusted EBITDA	$39,282	$30,541

See footnotes on page 9.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income from Continuing Operations to Income from
Continuing Operations
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share amounts)

Income from continuing operations	$13,021	$4,054
Provision for income taxes	7,775	2,678
Income from continuing operations before income taxes	20,796	6,732

Adjustments to income from continuing operations:
Debt extinguishment costs (b)	-	9,350
Transaction-related expenses (c)	1,579	1,474
Income tax provision reflecting tax effect of adjustments to income from continuing operations (d)	(8,366)	(6,984)
Adjusted income from continuing operations	$14,009	$10,572

Weighted-average shares outstanding - diluted	50,486	50,250

Adjusted income from continuing operations per diluted share	$0.28	$0.21

See footnotes on page 9.

Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA and Adjusted income from continuing operations, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income adjusted for loss (income) from discontinued operations, net interest expense, income tax provision and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses and debt extinguishment costs.

EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted income from continuing operations are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA and Adjusted income from continuing operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA and Adjusted income from continuing operations when reporting their results. Our presentation of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents debt extinguishment costs related to the repayment of $52.5 million of the Company's 12.875% Senior Notes due 2018 on March 12, 2013, including a prepayment premium of $6.8 million and the write-off of $2.6 million of deferred financing costs.

(c) Represents transaction-related expenses incurred by Acadia related to acquisitions.

(d) Represents the income tax provision adjusted to reflect the tax effect of the adjustments to income from continuing operations based on effective tax rates.

CONTACT:
Acadia Healthcare Company, Inc.
Brent Turner, 615-861-6000
President